Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ROYAL BANK OF CANADA,

CITY NATIONAL CORPORATION

and

RBC USA HOLDCO CORPORATION

Dated as of January 22, 2015

i

3.15	Risk Management Instruments	28
3.16	Environmental Matters	29
3.17	Investment Securities	29
3.18	Properties	29
3.19	Intellectual Property	30
3.20	Related Party Transactions	32
3.21	State Takeover Laws	32
3.22	Reorganization	32
3.23	Opinion	32
3.24	Company Information	32
3.25	Loan Portfolio	33
3.26	Insurance	34
3.27	Investment Adviser Subsidiaries	34
3.28	Broker-Dealer Subsidiaries	36
3.29	Books and Records	37
3.30	No Other Representations or Warranties	37

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

4.1	Corporate Organization	38
4.2	Capitalization	38
4.3	Authority; No Violation	39
4.4	Consents and Approvals	40
4.5	Reports	40
4.6	Financial Statements	41
4.7	Broker’s Fees	43
4.8	Absence of Certain Changes or Events	43
4.9	Legal and Regulatory Proceedings	43
4.10	Compliance with Applicable Law	43
4.11	Reorganization	44
4.12	Parent Information	44
4.13	Financing	44
4.14	Agreements with Regulatory Agencies	44
4.15	No Other Representations or Warranties	45

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of Company Prior to the Effective Time	45
5.2	Company Forbearances	45
5.3	Parent and Holdco Forbearances	49

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	49
6.2	Access to Information	52
6.3	Company Stockholder Approval	52
6.4	Legal Conditions to Merger	54
6.5	Stock Exchange Listing	54
6.6	Employee Benefit Plans	54
6.7	Indemnification; Directors’ and Officers’ Insurance	56
6.8	Additional Agreements	57
6.9	Advice of Changes	57
6.10	Acquisition Proposals	57
6.11	Public Announcements	59
6.12	Change of Method	59
6.13	Restructuring Efforts	59
6.14	Takeover Statutes	60
6.15	Exemption from Liability Under Section 16(b)	60
6.16	Litigation and Claims	60
6.17	Company Debt	60
6.18	Financial Statements and Other Current Information	61
6.19	Dividend Reinvestment	61
6.20	Post-Closing Matters	61
6.21	Company Dividends	61
6.22	Advisory Contract Consents	61
6.23	Internet Domain Names	61

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	62
7.2	Conditions to Obligations of Parent and Holdco	62
7.3	Conditions to Obligations of Company	63

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	65
8.2	Effect of Termination	66

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	67
9.2	Amendment	67
9.3	Extension; Waiver	67
9.4	Expenses	68
9.5	Notices	68
9.6	Interpretation	69
9.7	Counterparts	70
9.8	Entire Agreement	70
9.9	Governing Law; Jurisdiction	70
9.10	Waiver of Jury Trial	70
9.11	Assignment; Third Party Beneficiaries	70
9.12	Specific Performance	71
9.13	Severability	71
9.14	Delivery by Facsimile or Electronic Transmission	71

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	58
Adjusted Restricted Stock Award	5
Adjusted Restricted Stock Unit Award	6
Adjusted Stock Option	5
Advisory Client	35
Advisory Contract	35
Advisory Entity	34
affiliate	69
Aggregate Cash Amount	3
Aggregate Company Share Amount	3
Aggregate Parent Share Amount	3
Agreement	1
Anti-Corruption Laws	26
Anti-Money Laundering Laws	26
BHC Act	14
BofA Merrill Lynch	20
Broker-Dealer Subsidiary	36
business day	69
Canadian GAAP	41
Cash Election	2
Cash Election Shares	9
Certificate of Merger	2
Chosen Courts	70
Closing	2
Closing Date	2
Closing Parent Share Value	4
Closing Transaction Value	4
Code	1
Company	1
Company 401(k) Plan	55
Company Bank	26
Company Benefit Plans	23
Company Bylaws	14
Company Certificate	14
Company Common Stock	2
Company Contract	28
Company Disclosure Schedule	13
Company Equity Awards	6
Company ERISA Affiliate	23
Company Indemnified Parties	56
Company Meeting	52
Company Preferred Stock	7
Company Qualified Plans	24

v

Company Regulatory Agreement	28
Company Restricted Stock Award	5
Company Restricted Stock Unit Award	6
Company SEC Reports	18
Company Senior Notes	60
Company Series C Preferred Stock	7
Company Series D Preferred Stock	7
Company Severance Plans	54
Company Stock Option	5
Company Stock Plans	5
Company Subsidiary	14
Confidentiality Agreement	52
Continuation Period	54
Continuing Employee	54
Copyrights	31
Deferred Compensation Plans	6
Delaware Secretary	2
Derivative Contracts	28
DGCL	1
Dissenting Shares	8
Dissenting Stockholder	8
Effective Time	2
Election Deadline	9
Election Form	9
Election Form Record Date	9
Enforceability Exceptions	17
Environmental Laws	29
ERISA	23
Exception Shares	2
Exchange Act	18
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	4
Exchangeable Shares	4
Executive Deferred Compensation Plan	6
F-4	17
FDIC	15
Federal Reserve Board	17
FINRA	17
Form ADV	35
Form BD	37
GAAP	14
Governmental Entity	18
Holdco	1
HSR Act	17
IFRS	14

Intellectual Property	31
Investment Advisers Act	34
Investment Company Act	35
Investment Services	34
IRS	21
Key Holders	1
knowledge	69
Leased Properties	30
Liens	16
Loans	33
made available	69
Mailing Date	9
Material Adverse Effect	14
Materially Burdensome Regulatory Condition	51
Merger	1
Merger Consideration	4
Multiemployer Plan	24
Multiple Employer Plan	24
New Certificates	8
New Parent Preferred Shares	7
New Plans	54
No Election Shares	9
NYSE	18
Old Certificate	3
OSFI	17
Owned Properties	30
Parent	1
Parent Capitalization Date	38
Parent Common Shares	2
Parent Disclosure Schedule	38
Parent Preferred Shares	38
Parent Regulatory Agreement	44
Parent SEC Reports	41
Parent Stock Plans	39
Patents	31
Per Share Amount	4
Per Share Cash Consideration	2
Per Share Stock Consideration	2
Permitted Encumbrances	30
person	69
Premium Cap	56
Proxy Statement	17
Real Property	30
Registered Fund	36
Registered Intellectual Property	31
Registered Owned Intellectual Property	32

Regulatory Agencies	18
Representatives	57
Requisite Company Vote	17
Requisite Regulatory Approvals	62
Sanctioned Country	27
Sanctions	27
Sandler O’Neill	20
Sarbanes-Oxley Act	20
SEC	17
Securities Act	18
Shortfall Number	10
SRO	18
Stock Conversion Number	10
Stock Election	2
Stock Election Number	10
Stock Election Shares	9
Subsidiary	14
Superior Proposal	59
Surviving Corporation	1
Systems	31
Takeover Statutes	32
Tax	22
Tax Return	23
Taxes	22
Termination Date	65
Termination Fee	66
Trademarks	31
TSX	18
Voting Agreements	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2015 (this “Agreement”), by and among Royal Bank of Canada, a Canadian chartered bank (“Parent”), City National Corporation, a Delaware corporation (“Company”), and RBC USA Holdco Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdco”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Company and Holdco have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Holdco (the “Merger”), so that Holdco is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the entry of the parties into this Agreement, (a) certain stockholders of Company (together, the “Key Holders”) are entering into voting agreements with Parent (the “Voting Agreements”), pursuant to which, among other things, the Key Holders agree to vote all their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby, (b) Russell Goldsmith is entering into an employment agreement and a restrictive covenant agreement with Parent and (c) certain other senior officers of Company are entering into binding employment term sheets with Parent; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Company shall merge with and into Holdco.  Holdco shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Company shall terminate.

1.2                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) unless another date, time or place is agreed to in writing by Parent and Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3                               Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent shall cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger (the “Certificate of Merger”), as provided in Section 251 of the DGCL.  The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5                               Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Company or the holder of any of the following securities:

(a)                                 Subject to Section 2.3(e), each share of the common stock, par value $1.00 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) (except for (x) shares of Company Common Stock owned by Company as treasury stock or owned by Company or Parent (in each case other than shares of Company Common Stock (A) held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or (B) held, directly or indirectly, in respect of a debt previously contracted (collectively, the “Exception Shares”)) and (y) Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.3, the following:

(i)                                     for each share of Company Common Stock with respect to which an election to receive common shares, without nominal or par value, of Parent (the “Parent Common Shares”) has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), the right to receive from Parent a number of Parent Common Shares as is equal to the Exchange Ratio (the “Per Share Stock Consideration”);

(ii)                                  for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), the right to receive from Holdco an amount in cash equal to the Per Share Amount (the “Per Share Cash Consideration”); and

(iii)                               for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3, the right to receive from Parent and/or Holdco such Per

Share Stock Consideration and/or Per Share Cash Consideration as is determined in accordance with Section 2.3(f).

(b)                                 All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4, without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4.  If, prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Aggregate Parent Share Amount to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c)                                  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Parent (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(d)                                 For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Aggregate Cash Amount” means 50% of the product of (A) the Aggregate Company Share Amount, less the number of outstanding shares of Company Common Stock cancelled pursuant to Section 1.5(c) hereof and (B) $94.50.

(ii)                                  “Aggregate Company Share Amount” means 55,225,280 shares of Company Common Stock; provided, however, that the “Aggregate Company Share Amount” shall be increased by the number of shares of Company Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of Company Stock Options and other Company Equity Awards either (x) outstanding as of the date hereof or (y) issued after the date hereof pursuant to and in compliance with the terms of this Agreement; provided, further, that the “Aggregate Company Share Amount” shall in no event exceed 59,000,000 shares of Company Common Stock.

(iii)                               “Aggregate Parent Share Amount” shall be equal to 41,358,212 Parent Common Shares; provided, however, that the “Aggregate Parent Share Amount” shall be (A) increased by virtue of the issuance of any shares of Company Common

Stock, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of Company Stock Options and other Company Equity Awards either (x) outstanding as of the date hereof or (y) issued after the date hereof pursuant to and in compliance with the terms of this Agreement and (B) decreased in the event any shares of Company Common Stock are cancelled pursuant to Section 1.5(c) hereof, in each case on a basis of 0.7489 additional Parent Common Shares for each share of Company Common Stock so issued or cancelled; provided, further, that the “Aggregate Parent Share Amount” shall in no event exceed 44,185,100 Parent Common Shares.

(iv)                              “Closing Parent Share Value” means the volume-weighted average trading price of one Parent Common Share for the ten (10) day period in which both the Canadian and U.S. markets are open for trading ending on the last such day immediately preceding the Closing Date, calculated using both Canadian and U.S. volumes during normal market hours and assuming, for each trading day, the Bank of Canada daily noon Canada/U.S. exchange rate for the Canadian calculations.

(v)                                 “Closing Transaction Value” means the sum of (A) the Aggregate Cash Amount and (B) the product of the Aggregate Parent Share Amount and the Closing Parent Share Value.

(vi)                              “Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, obtained by dividing (A) the Per Share Amount by (B) the Closing Parent Share Value.

(vii)                           “Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest whole share.

(viii)                        “Per Share Amount” means the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (A) the Closing Transaction Value by (B) the number of Exchangeable Shares.

The Per Share Stock Consideration and the Per Share Cash Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

1.6                   Parent Common Shares.  At and after the Effective Time, each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Parent and shall not be affected by the Merger.

1.7                   Surviving Corporation Common Stock.

(a)                                 At and after the Effective Time, each share of the common stock of Holdco issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

(b)                                 At the Effective Time, the Surviving Corporation shall issue to Parent such number and type of shares of the Surviving Corporation as is agreed by the Surviving Corporation and Parent in exchange for, and in consideration of, (i) Parent delivering the Per Share Stock Consideration to each person entitled thereto pursuant to Section 1.5(a) and Section 1.8 and any shares of Company Common Stock that are cancelled pursuant to Section 1.5(c) and (ii) Parent delivering the New Parent Preferred Shares to each person entitled thereto pursuant to Section 1.9.

1.8                   Treatment of Company Equity Awards.

(a)                                 At the Effective Time, each option to purchase shares of Company Common Stock granted by Company under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall (i) if granted prior to the date hereof, become vested in full and (ii) be converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including, with respect to Company Stock Options granted after the date hereof, vesting terms), the number of Parent Common Shares (rounded down to the nearest whole number of shares) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per Parent Common Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (2) the Exchange Ratio.  For purposes of this Agreement, “Company Stock Plans” means the City National Corporation 1995 Omnibus Plan, the City National Corporation 1999 Omnibus Plan, the City National Corporation 2001 Stock Option Plan, the Amended and Restated City National Corporation 2002 Omnibus Plan, and the Amended and Restated City National Corporation 2008 Omnibus Plan.

(b)                                 At the Effective Time, each award of shares of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall (i) if granted prior to the date hereof, fully vest and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.3, either (A) the Per Share Stock Consideration or (B) the Per Share Cash Consideration, treating such Company Restricted Stock Award in the same manner as all other outstanding shares of Company Common Stock for such purposes or (ii) if granted after the date hereof, be converted into a restricted stock award of Parent Common Shares subject to vesting, repurchase or other lapse restriction (an “Adjusted Restricted Stock Award”) with the same terms and conditions as were applicable under such Company Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of Parent Common Shares equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the next whole number of shares.

(c)                                  At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Unit Award” and, together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) shall (i) if granted prior to the date hereof, vest (and with respect to any Company Restricted Stock Unit Award that vests, in whole or in part, based on the achievement of a specified level of performance, the deemed value of such award shall be determined in accordance with the terms of the applicable award agreement) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than ten (10) business days) after the Effective Time, (A) (1) if the terms of such Company Restricted Stock Unit Award provide for settlement in cash, an amount in cash, without interest, equal to the Per Share Cash Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Unit Award or (2) if the terms of such Company Restricted Stock Unit Award provide for settlement in shares of Company Common Stock, the Per Share Stock Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Unit Award, plus (B) an amount in cash equal to all accrued but unpaid dividend equivalents with respect to such Company Restricted Stock Unit Award or (ii) if granted after the date hereof, be converted into a restricted stock unit award (an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such Company Restricted Stock Unit Award immediately prior to the Effective Time (including vesting terms), and relating to the number of Parent Common Shares equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the next whole number of shares.  Notwithstanding the foregoing, (x) with respect to each vested Company Restricted Stock Unit Award the terms of which provide for settlement solely upon the holder’s separation from service, such Company Restricted Stock Unit Award shall be converted into an Adjusted Restricted Stock Unit Award in accordance with Section 1.8(c)(ii) and, until the time at which such Adjusted Restricted Stock Unit Award is settled, Parent shall maintain, or cause to be maintained, investment options similar to those available with respect to any dividend equivalent units related to such Company Restricted Stock Unit Award immediately prior to the Effective Time and (y) with respect to each cash-settled Company Restricted Stock Unit Award for which an irrevocable deferral election has been made, the Merger Consideration and accrued dividend equivalents payable in respect thereof as described in Section 1.8(c)(i) will be credited to an account under the 2000 City National Bank Executive Deferred Compensation Plan, as amended and restated effective January 1, 2009 (the “Executive Deferred Compensation Plan”), shall be distributed at the time or times specified by the applicable deferral election and, until the time at which all such accounts have been distributed, the Executive Deferred Compensation Plan will continue to have investment options similar to those in effect immediately prior to the Effective Time, except that the Company Common Stock fund under the Executive Deferred Compensation Plan will be replaced with a Parent Common Shares fund.

(d)                                 At the Effective Time, each stock unit credited to an account that is deemed invested in Company Common Stock as of immediately prior to the Effective Time under the Executive Deferred Compensation Plan, the 2000 City National Bank Director Deferred Compensation Plan, as amended and restated effective January 1, 2000 (together with the Executive Deferred Compensation Plan, the “Deferred Compensation Plans”) and the

Amended and Restated Supplemental Retirement Benefit attached as Appendix A to the Amended and Restated Employment Agreement, dated as of June 24, 2010, between Company, Company Bank and Russell Goldsmith, as amended (the “SERP Agreement”) (collectively, the “Deferred Units”) shall be deemed to be invested in Parent Common Shares, with the number of Parent Common Shares subject to the Deferred Units in a participant’s account under each Deferred Compensation Plan or the SERP Agreement as of the Effective Time to be equal to the product (rounded up to the nearest whole number of shares) of (i) the number of shares of Company Common Stock subject to such Deferred Units as of immediately prior to the Effective Time, and (ii) the Exchange Ratio.  Following the Effective Time, both Deferred Compensation Plans will otherwise continue to have the same terms, including payment terms and investment options, that were applicable immediately prior to the Effective Time, with the Company Common Stock fund to be replaced with a Parent Common Shares fund.

(e)                                  At or prior to the Effective Time, Company, the Board of Directors of Company and its Compensation Committee, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 1.8.  At the Effective Time, Parent shall assume all the obligations of Company under each Company Stock Plan under which a Company Stock Option, Company Restricted Stock Award granted after the date hereof or Company Restricted Stock Unit Award granted after the date hereof is outstanding as of immediately prior to the Effective Time, each outstanding Company Stock Option, Company Restricted Stock Award granted after the date hereof and Company Restricted Stock Unit Award granted after the date hereof and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each such Company Stock Plan shall be adjusted to reflect Parent Common Shares in accordance with the provisions of the applicable Company Stock Plan.  As of the Effective Time, Parent shall file a post-effective amendment to the Form F-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Common Shares subject to such Adjusted Stock Options, Adjusted Restricted Stock Awards, Adjusted Restricted Stock Unit Awards and Deferred Units and shall distribute a prospectus relating to such Form S-8, if applicable, and Parent shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options, Adjusted Restricted Stock Awards, Adjusted Restricted Stock Unit Awards and Deferred Units remain outstanding.

1.9                               Company Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the following securities, each share of (a) 5.50% Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, of Company (the “Company Series C Preferred Stock”) and (b) 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, par value $1.00 per share, of Company (the “Company Series D Preferred Stock,” and, together with the Company Series C Preferred Stock, the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of Parent Preferred Shares having such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the relevant series of Company Preferred Stock (all shares of each such newly created series, collectively, the “New Parent Preferred Shares”) and, upon such conversion, the Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.10                        Certificate of Incorporation and Bylaws of the Surviving Corporation.  The certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Holdco as in effect immediately prior to the Effective Time, until duly amended in accordance with the respective terms thereof and applicable law.

1.11                        Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1                               Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited by Holdco, with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Shares (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates.  Any interest and other income resulting from such investments shall be paid to Parent or Holdco, or as otherwise directed by Parent.

2.2                               Appraisal Rights.  Each issued and outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL.  Company shall give Parent prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”).  Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL.  Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger

Consideration in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of Company Common Stock of such holder shall be treated as a No Election Share.

2.3                               Election Procedures.

(a)                                 An election form and other appropriate and customary transmittal materials in such form as Parent and Company shall mutually agree (the “Election Form”) shall be mailed thirty-five (35) days prior to the anticipated Closing Date or on such other date as Parent and Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b)                                 Each Election Form shall permit each holder of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) other than holders of Dissenting Shares to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder desires to make a Stock Election (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder desires to make a Cash Election (“Cash Election Shares”) or (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes no election (“No Election Shares”).  Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 30th day following the Mailing Date (or such other time and date as Parent and Company may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(c)                                  Parent shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d)                                 Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all certificated shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form.  Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election

Form.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive.  Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)                                  Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock that will be converted into the right to receive the Per Share Stock Consideration (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (i) the Aggregate Parent Share Amount by (ii) the Exchange Ratio.  All other shares of Company Common Stock shall be converted into the right to receive the Per Share Cash Consideration (in each case, excluding shares of Company Common Stock to be cancelled as provided in Section 1.5(c) and Dissenting Shares).

(f)                                   Within ten (10) business days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive the Per Share Stock Consideration and the Per Share Cash Consideration as follows:

(i)                                     If the aggregate number of shares of Company Common Stock with respect to which a Stock Election shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and Stock Election Shares of each holder thereof (other than Stock Election Shares held by the Key Holders, all of which shall be converted into the Per Share Stock Consideration) will be converted into the right to receive the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product of (A) the number of Stock Election Shares held by such holder (other than the Key Holders) and (B) a fraction, the numerator of which is the Stock Conversion Number less the number of Stock Election Shares held by the Key Holders and the denominator of which is the Stock Election Number less the number of Stock Election Shares held by the Key Holders, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration; and

(ii)                                  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the No Election Shares and Cash Election Shares shall be treated in the following manner:

(A)                               If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and No Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of No Election Shares equal to the product of (x) the number of No Election Shares held by such holder and (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Per Share Cash Consideration; or

(B)                               If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product of (x) the number of Cash Election Shares held by such holder and (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of No Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

(g)                                  Notwithstanding any other provision of this Agreement to the contrary, a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration to the extent necessary to secure the tax opinions required by Sections 7.2(c) and 7.3(c).

2.4                   Exchange Procedures.

(a)                                 As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration for which such person may be entitled pursuant to Section 1.5 and this Article II.  After completion of the allocation procedure set forth in Section 2.3 and upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Election Form, as the case may be, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, a New Certificate and/or a check representing the amount of cash to which such holder is entitled pursuant to Section 1.5 and this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued with respect to any property to be delivered upon surrender of Old Certificates.  Until surrendered as contemplated by this Section 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b)                                 No dividends or other distributions declared with respect to Parent Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole Parent Common Shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)                                  If any New Certificate representing Parent Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing Parent Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e)                                  Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Closing Parent Share Value by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder as of immediately prior to the Effective Time).

(f)                                   Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation.  Any former stockholders of Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)                                  Parent shall be entitled to deduct and withhold, or cause the Holdco or Exchange Agent to deduct and withhold, from the cash portion of the aggregate Merger Consideration, any cash in lieu of fractional Parent Common Shares, cash dividends or distributions payable pursuant to this Section 2.4 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent, Holdco or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Holdco or the Exchange Agent, as the case may be.

(h)                                 In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure schedule delivered by Company to Parent prior to the execution hereof (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Company SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent and Holdco as follows:

3.1                   Corporate Organization.

(a)                                 Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) that has elected to be treated as a financial holding company under the BHC Act.  Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) (or, with respect to Parent, International Financial Reporting Standards (“IFRS”)) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets or any change in the credit markets, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) changes attributable to disclosure of the transactions contemplated hereby or to actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of Parent, in the case of Company, or Company, in the case of Parent; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the Restated Certificate of Incorporation of Company, as amended (the “Company Certificate”), and the bylaws of Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Parent.

(b)                                 Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Company Subsidiary that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Company’s knowledge, threatened.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all Company Subsidiaries as of the date hereof and a description of their jurisdiction of formation and capital structure (including the identity of any other equity or debt holders), (y) all persons (not including Company Subsidiaries) in which Company, together with any Company Subsidiaries, owns (directly or indirectly) more than 4.9% of a class of voting securities and (z) all outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any securities of any other person for its or their own account.

3.2                   Capitalization.

(a)                                 The authorized capital stock of Company consists of 75,000,000 shares of Company Common Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share.  As of the date of this Agreement, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, other than (i) 55,225,280 shares of Company Common Stock issued and outstanding, which number includes 419,740 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) 143,217 shares of Company Common Stock held in treasury, (iii) 3,950,755 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 283,488 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Restricted Stock Unit Awards (of which no shares of Company Common Stock are subject to Company Restricted Stock Unit Awards subject to a specified level of performance, assuming maximum performance), (v) 176,711 shares of Company Common Stock issuable pursuant to the Deferred Units under the SERP Agreement, (vi) 80,599 shares of Company Common Stock issuable pursuant to the Deferred Units under the Deferred Compensation Plans, (vii) 175,000 shares of Company Series C Preferred Stock issued and outstanding and (viii) 100,000 shares of Company Series D Preferred Stock issued and outstanding.  All the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Company may vote are issued or outstanding.  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this

Agreement, no trust preferred or subordinated debt securities of Company or any Company Subsidiary are issued or outstanding.  Other than the Company Equity Awards, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)                                 Except for the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or other equity interests of Company.  Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which each such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, (vi) the vesting schedule applicable to each such Company Equity Award (including whether the vesting will be accelerated by the execution of this Agreement or the consummation of the Merger), and (vii) the expiration date of each such Company Equity Award that is a Company Stock Option.  Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any Company Subsidiaries) are outstanding.

(c)                                  Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                   Authority; No Violation.

(a)                                 Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company.  The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of outstanding Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)                                 Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

3.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”) under the Bank Act (Canada) and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form F-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “F-4”) and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the receipt of the FDIC’s consent required under any loss sharing agreement between Company or any of its Subsidiaries and the FDIC, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and (viii) the approval of the listing of such Parent Common Shares and the New Parent Preferred Shares on the New York Stock Exchange (“NYSE”) and, in the case of such Parent Common Shares only, the Toronto Stock Exchange (the “TSX”), no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby.  As used in this Agreement, “SRO” means (x) any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.  As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5                   Reports.

(a)                                 Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the Office of the Comptroller of the Currency, (v) FDIC, (vi) any foreign regulatory authority and (vii) any SRO (clauses (i)—(vii), collectively “Regulatory Agencies”), including any material report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for examinations of Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2012.  There (x) is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (y) have been no material formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2012.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2012 (the “Company SEC Reports”) is publicly available.  No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

3.6                   Financial Statements.

(a)                                 The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Company and its Subsidiaries have been, since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  KPMG LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Company and its Subsidiaries, taken as a whole.

(c)                                  The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.  Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.  Copies of any such disclosures were made in writing by management to Company’s auditors and audit committee and a copy has been previously made available to Parent.  To the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d)                                 Since January 1, 2012, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors or employees to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

3.7                               Broker’s Fees.  Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), in each case pursuant to a letter agreement, a true and complete copy of which have been previously provided to Parent.

3.8                   Absence of Certain Changes or Events.

(a)                                 Since December 31, 2013, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b)                                 Since December 31, 2013, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, (i) Company and its Subsidiaries have carried on their respective businesses in the ordinary course, and (ii) and none of the events specified in Section 5.2 (other than clauses (f), (h), (l), (m), (n)(ii), (r) or (s)) have occurred.

3.9                   Legal and Regulatory Proceedings.

(a)                                 There is no suit, action, investigation, claim or proceeding pending, or to Company’s knowledge, threatened against or involving it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or, after the Effective Time, the business of Parent and any of its affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (iii) that is of a material nature challenging the validity or propriety of this Agreement.

(b)                                 There is no material injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent, Surviving Corporation or any of their respective affiliates).

3.10            Taxes and Tax Returns.

(a)                                 (i) Each of Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (ii) neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return; (iii) all material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; (iv) each of Company and its Subsidiaries has collected or withheld all material Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other person; (v) neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (vi) the federal income Tax Returns of Company and its Subsidiaries for all years up to and including December 31, 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vii) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries; (viii) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Company and its Subsidiaries or the assets of Company and its Subsidiaries (ix) in the last six years, neither Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed; (x) Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, technical advice memorandum received, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years; (xi) Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of withholding and information reporting requirements imposed by the Code (including the requirements of Chapters 3, 4 and 61 of the Code) or any similar foreign, state or local law; (xii) Company and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply with Sections 1471 through 1474 of the Code and any similar provision of foreign law; (xiii) there are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries; (xiv) neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries); (xv) neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xvi) neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; (xvii) neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (xviii) at no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and (xix) neither Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) installment sale or open transaction disposition made on or prior to the closing date, or (C) prepaid amount received on or prior to the Closing Date, in each of case (A), (B) and (C), outside of the ordinary course of business.

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity, and any documentation required to be filed with any taxing authority or to be retained by Company or any of its Subsidiaries in respect of information reporting and withholding requirements imposed by the Code or any similar foreign state or local law.

3.11            Employees.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans sponsored or maintained by Company and all material Company Benefit Plans sponsored or maintained by any Company Subsidiary or Company ERISA Affiliate.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, perquisite, retiree medical or life insurance, and supplemental retirement  plans, programs or arrangements, and all retention, change in control, employment, termination, and severance plans, programs, contracts, agreements or arrangements (i) with respect to which Company or any Subsidiary or other entity which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any obligation or (ii) that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor (who is a natural person) of Company or any of its Subsidiaries or any Company ERISA Affiliate.

(b)                                 Company has heretofore provided to Parent a true and complete copy of each Company Benefit Plan sponsored or maintained by Company and each material Company Benefit Plan sponsored or maintained by any Company Subsidiary or Company ERISA Affiliate and the following related documents, to the extent applicable:  (i) the most recent copy of any summary plan description and all written amendments, modifications or material supplements applicable to such material Company Benefit Plan (and a summary of any material unwritten amendment, modification or supplement applicable to such material Company Benefit Plan), (ii) the annual report (Form 5500), if any, filed with the IRS for the last two completed plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to such material Company Benefit Plan, and (iv) the most recently prepared actuarial report for such material Company Benefit Plan for each of the last two (2) completed plan years (if applicable).

(c)                                  Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has, within the prior three (3) years, taken any action to take material corrective action or make a material filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)                                 Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”).  The IRS has issued a favorable determination, advisory or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                                  Except as has not resulted in, and would not reasonably be expected to result in, a material liability to Company and its Subsidiaries taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(f)                                   None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any plan that (A) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (B) is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (C) has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (ii) incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g)                                  Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)                                 All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i)                                     There are no pending or, to Company’s knowledge, material threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Company Benefit

Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(j)                                    None of Company and its Subsidiaries nor any Company ERISA Affiliate, nor, to Company’s knowledge, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or material penalty imposed under Section 4975 or 4976 of the Code or Section 409 or 502 of ERISA.

(k)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause an acceleration of the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor (who is a natural person) of Company or any of its Subsidiaries under any Company Benefit Plan or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)                                     No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(m)                             There are no pending or, to Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other material labor disputes against Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization applicable to employees of Company or any of its Subsidiaries and, to Company’s knowledge, there are no organizing efforts by any union seeking to represent any employees of Company or any of its Subsidiaries.

3.12            Compliance with Applicable Law.

(a)                                 Company and each of its Subsidiaries hold, and have at all times since January 1, 2012 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), and to the knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

Company and each of its Subsidiaries have since January 1, 2012 complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Company or any of its Subsidiaries, including (to the extent applicable to Company or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  City National Bank (“Company Bank”) has a Community Reinvestment Act rating of “satisfactory” or better.

(b)                                 Neither Company nor any of the Company Subsidiaries nor any director, officer, agent, employee or any other person acting on behalf of Company or any of the Company Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.12(b) in connection with the operation of the businesses of Company and its Subsidiaries.  Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Company and its Subsidiaries with all applicable Anti-Corruption Laws.

(c)                                  Company and its Subsidiaries are and since January 1, 2012 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”).  Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d)                                 Neither Company nor any of its Subsidiaries nor any director, officer, agent, employee or any other person acting on behalf of Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by any

Governmental Entity (collectively, “Sanctions”), nor is Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”).  For the past five (5) years, Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.  Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Company and its Subsidiaries with all applicable Sanctions.

(e)                                  Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law.  None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.13            Certain Contracts.

(a)                                 Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plans, (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice, or intercompany indebtedness) in the principal amount of $2,500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties (x) that are material to Company and its Subsidiaries, taken as a whole, or (y) that would be applicable to Parent or any of its Subsidiaries (other than Company or any of its Subsidiaries) after the Closing; or (vi) that is a vendor agreement or joint marketing agreement, including any consulting agreement, data processing, software programming or licensing contract, involving (x) the payment of more than $2,500,000 over the remaining term of the agreement (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice) or (y) the payment of more than $2,500,000 payable as a result of the termination of the agreement or the consummation of the Merger.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of a Company Contract by any of the other parties thereto which would reasonably be expected to be, either individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.  Section 3.13(a) of the Company Disclosure Schedule sets forth (i) a true, correct and complete list of all acquisitions and sales of businesses made by Company or any of its Subsidiaries within the five (5) year period prior to the date of this Agreement and (ii) a true, correct and complete list of any continuing earn-out obligations arising out of the acquisitions referred to in clause (i).

(b)                                 In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to Company’s knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries under any such Company Contract.

3.14            Agreements with Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to Company’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15            Risk Management Instruments.  All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”), whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.  The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

3.16            Environmental Matters.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and since January 1, 2012, have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or legal requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”) and have not incurred any liabilities under Environmental Laws.  There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Company.  To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation.  Company is not subject to any material agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law.

3.17            Investment Securities.

(a)                                 Each of Company and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries.  Such securities are valued on the books of Company in accordance with GAAP in all material respects.

(b)                                 Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2012, been in compliance with such policies, practices and procedures in all material respects.

3.18            Properties.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor.  There are no pending or, to the knowledge of Company, threatened condemnation proceedings against any Real Property that is material to Company.  Other than the Owned Property, neither the Company nor any of its Subsidiaries owns any real property.

3.19            Intellectual Property.

(a)                                 Section 3.19(a) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Owned Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner (other than, in each case, with respect to internet domain names), (ii) the jurisdiction where the application/registration is located (or, for internet domain names, the applicable registrar), (iii) the application or registration number, and (iv) the filing date, issuance/registration/grant date (other than with respect to internet domain names) and expiration date.  Each item of registered or issued Registered Owned Intellectual Property is subsisting and, to Company’s knowledge, valid and enforceable.

(b)                                 To the knowledge of Company: (i) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the conduct of the respective business of Company and each of its Subsidiaries does not infringe, misappropriate or otherwise violate, and in the three-year period prior to the date of this Agreement has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any person, and (B) neither Company nor any of its Subsidiaries has received in the three-year period prior to the date of this Agreement any claims alleging that the conduct of its business infringes, misappropriates or otherwise violates the Intellectual Property rights of any person; (iii) no person is challenging, infringing, misappropriating or otherwise violating any right of Company  or any of its Subsidiaries with respect to any Intellectual Property owned by Company  or its Subsidiaries; and (iv) neither Company nor any Company  Subsidiary has received any written notice of any pending claim with respect to Intellectual Property.

(c)                                  In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company:  (i) the computer, information technology and data processing systems, facilities and services used by Company and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Company and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Company and each of its Subsidiaries as currently conducted.  To Company’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Company or any of its Subsidiaries, and Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Company and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Company and each of its Subsidiaries in all material respects.

(d)                                 To Company’s knowledge, Company and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To Company’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Company, any of its Subsidiaries or any other person.

(e)                                  For purposes of this Agreement:

(i)                                     “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); patents, applications for patents (including divisions, continuations, continuations in part and provisional and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction (“Patents”); trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof(“Copyrights”);

(ii)                                  “Registered Intellectual Property” means all Trademark registrations and applications for registration (including internet domain name registrations), Copyright registrations and applications for registration, issued Patents and Patent applications; and

(iii)                               “Registered Owned Intellectual Property” means all of the Registered Intellectual Property owned by, or purported to be owned by, filed in the name of or applied for by Company or any of its Subsidiaries.

3.20            Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Company Subsidiaries) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21            State Takeover Laws.  The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.22            Reorganization.  Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23            Opinion.  Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from BofA Merrill Lynch and Sandler O’Neill, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.  Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.24            Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) in the F-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement, the F-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its

Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the F-4.

3.25            Loan Portfolio.

(a)                                 As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Company Subsidiary is a creditor which, as of September 30, 2014, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2014, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal stockholder of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215).  Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Company and its Subsidiaries that, as of September 30, 2014, had an outstanding balance of $1,000,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                                  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of Company and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.  Every Company Subsidiary that services any mortgage Loans complies with the “small servicer” exemption set forth in the regulations of the Bureau of Consumer Financial Protection, 12 C.F.R. § 1026.41(e)(4).

(d)                                 Neither Company nor any of its Subsidiaries is bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of Company or any of its Subsidiaries to repurchase such Loans or interests therein. Section 3.25(d) of the Company Disclosure Schedule sets forth a true and correct report regarding the current status of (i) repurchase requests received by Company or any of its Subsidiaries to repurchase any Loan or interests therein, and (ii) Company’s and its Subsidiaries’ reserves in respect of potential repurchase requests to repurchase any Loan or interests therein.

(e)                                  There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                                   Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26            Insurance.  (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and neither Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies; and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27            Investment Adviser Subsidiaries.

(a)                                 Section 3.27(a) of the Company Disclosure Schedule lists each Company Subsidiary that provides investment management, investment advisory or sub-advisory services, investment and fund administration, and other related services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) (collectively, “Investment Services”) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each such Subsidiary, an “Advisory Entity”)).  Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2012 and is currently operating in compliance in all material respects with all laws applicable to it or its business and has all material registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted.  There is no action, suit, proceeding or investigation pending or, to Company’s knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(b)                                 Each Advisory Entity has been since January 1, 2012 and is in all material respects in compliance with each contract for Investment Services provided in its capacity as an Advisory Entity to any person (each such person, an “Advisory Client” and such each contract, an “Advisory Contract”), and each Advisory Contract (i) has been duly authorized, executed and delivered by the applicable Advisory Client in compliance with applicable law in all material respects, (ii) is a valid and binding agreement of such Advisory Client and each other party thereto, (iii) is in full force and effect in all material respects with respect to the applicable Advisory Client, and (iv) is in all material respects enforceable against the Advisory Client and each other party thereto in accordance with its terms (except as may be limited by the Enforceability Exceptions).  There are no material disputes pending with or, to the knowledge of Company, threatened by, any Advisory Client under the terms of any Advisory Contract.

(c)                                  The accounts of each advisory client of Company or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d)                                 None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, nor is there any proceeding or investigation pending or, to the knowledge of Company, threatened by any Governmental Entity, which would become the basis for any such ineligibility or disqualification.

(e)                                  None of the Advisory Entities or any “affiliated person” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) of any of them is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to any issuer that is registered under the Investment Company Act, nor is there any proceeding or investigation pending or, to the knowledge of Company, threatened by any Governmental Entity, which would become the basis for any such ineligibility or disqualification.

(f)                                   Company has made available to Parent true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2012 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each a “Form ADV”).  The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since January 1, 2012, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act.  Company has made available to Parent true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2012 and the Advisory Entity’s responses thereto, if any.

(g)                                  Each Advisory Entity has adopted (and has maintained at all times required by applicable law) (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act, and (iii) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. All such policies and procedures (including codes of ethics) comply in all material respects with applicable law, including Sections 204A and 206 of the Investment Advisers Act and, to the extent required, Section 17(j) of the Investment Company Act (and the rules promulgated thereunder) and since January 1, 2012 there have been no material violations or allegations of material violations of such policies or procedures (including codes of ethics).

(h)                                 Since January 1, 2012, other than as would not result in a breach of applicable law, (i) any Advisory Entity’s receipt of any soft dollar brokerage and research services qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act and such Advisory Entity has complied with all related disclosure rules in all material respects, (ii) all brokerage services in respect of any issuers registered under the Investment Company Act of which an Advisory Entity is an investment advisor (every such issuer, a “Registered Fund”) have been in compliance in all material respects with Rule 12b-1(h) under the Investment Company Act, (iii) no brokerage services have been allocated by any Advisory Entity to reward or incentivize sales of any Registered Funds, and (iv) to the knowledge of Company, each Advisory Entity has satisfied in all material respects its duty of “best execution” (as such term is understood under the Investment Advisers Act) for all Advisory Clients for whom it exercises trading discretion.  Section 3.27(h) of the Company Disclosure Schedule sets forth a list of all Registered Funds.

(i)                                     Each of the Registered Funds has issued its shares or interests pursuant to an effective registration statement under applicable federal and state securities laws.  The offering and sale of interests in the Registered Funds complied with all applicable law in all material respects and each of the Registered Funds is duly registered or qualified under the Investment Company Act.

3.28            Broker-Dealer Subsidiaries.

(a)                                 Section 3.28(a) of the Company Disclosure Schedule lists each Company Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”).  Each Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof.  Each Broker-Dealer Subsidiary is a member in good standing with FINRA and all other required SROs and in compliance in all material respects with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it.  Each Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance in all material respects with, the applicable laws of all jurisdictions in which it is required to be so registered and each such material registration, license or qualification is in full force and effect and in good standing.  There is no action, suit, proceeding or investigation pending or, to

Company’s knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b)                                 Company has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2012, reflecting all amendments thereto to the date hereof (each, a “Form BD”).  The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no action, suit, proceeding or investigation pending or, to Company’s knowledge, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a “statutory disqualification” as described in clause (ii) or subject to a disqualification as described in clause (iii).

(d)                                 Neither Company nor any of its Subsidiaries is or has been required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations.

3.29            Books and Records.  The books and records of Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

3.30            No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.

(b)                                 Company acknowledges and agrees that none of Parent, Holdco or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Except (i) as disclosed in the disclosure schedule delivered by Parent and Holdco to Company prior to the execution hereof (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent or Holdco that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Holdco hereby represent and warrant to Company as follows:

4.1                   Corporate Organization.

(a)                                 Parent validly exists as a Schedule I bank under the Bank Act (Canada) and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Holdco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  A true and complete copy of Parent’s by-laws, as in effect as of the date of this Agreement, has previously been made available by Parent to Company.

4.2                   Capitalization.

(a)                                 The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares and an unlimited number of first preferred shares and second preferred Shares, without nominal or par value, which classes of preferred shares may be issued for a maximum consideration of C$20 billion and C$5 billion, respectively (the “Parent Preferred Shares”).  As of October 31, 2014 (the “Parent Capitalization Date”), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, other than (i) 1,442,232,886 Parent Common Shares issued and outstanding, (ii) 163,000,000 Parent Preferred Shares issued and outstanding and (iii) 8,579,370 Parent Common Shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or Subsidiaries of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”).  All the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the Parent Capitalization Date, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote were issued or outstanding, no trust preferred or subordinated debt securities of Parent or any Subsidiary of Parent were issued or outstanding and, other than the Parent Stock Plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any Parent Common Shares.

(b)                                 There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the Parent Common Shares or other equity interests of Parent.

4.3                   Authority; No Violation.

(a)                                 Each of Parent and Holdco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Parent and Holdco.  The Board of Directors of each of Parent and Holdco has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of such company and its shareholders.  No other corporate proceedings on the part of either Parent or Holdco are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Holdco and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Parent and Holdco, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The Parent Common Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)                                 Neither the execution and delivery of this Agreement by each of Parent and Holdco, nor the consummation by each of Parent and Holdco of the transactions contemplated hereby, nor compliance by each of Parent and Holdco with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of Parent or Holdco, as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Holdco or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Holdco or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Holdco or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4                   Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and OSFI under the Bank Act (Canada) and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of the Proxy Statement and the F-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filing of any notices or other filings under the HSR Act, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and (vii) the approval of the listing of such Parent Common Shares and the New Parent Preferred Shares on the NYSE and, in the case of such Parent Common Shares only, the TSX, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Parent and Holdco of this Agreement or (B) the consummation by each of Parent and Holdco of the Merger and the other transactions contemplated hereby.  As of the date hereof, neither Parent nor Holdco is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.  No vote or other approval of the shareholders or any other securityholders of Parent is required in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereof (including the issuance of stock consideration) in accordance with the terms hereof, whether by reason of applicable law, the organizational documents of Parent, the rules or requirements of any exchange, or otherwise.

4.5                   Reports.

(a)                                 Each of Parent, Holdco and their respective Subsidiaries has timely filed or furnished, as applicable, all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with any Regulatory Agencies, including any material report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for examinations of Parent, Holdco and their respective Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent or Holdco, investigation into the business or operations of Parent, Holdco or any of their respective Subsidiaries since January 1, 2012.  There is no material unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent, Holdco or any of their respective Subsidiaries.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2012 (the “Parent SEC Reports”) is publicly available.  No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6                   Financial Statements.

(a)                                 The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with IFRS or Canadian generally accepted accounting principles (“Canadian GAAP”), as applicable, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Subsidiaries have been, since January 1, 2012, and are being maintained in all material respects in accordance with IFRS, Canadian GAAP or GAAP, as applicable, and any other applicable legal and accounting requirements.  Deloitte LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, none of Parent, Holdco or any of their respective Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 40-F for the fiscal year ended October 31, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since October 31, 2014 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Parent and its Subsidiaries, taken as a whole.

(c)                                  The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.  Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  Copies of any such disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Company.  To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d)                                 Since January 1, 2012, (i) none of Parent, Holdco or any of their respective Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent, Holdco or any of their respective Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent, Holdco or any of their respective Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent, Holdco or any of their respective Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent, Holdco or any of their respective Subsidiaries, whether or not employed by Parent, Holdco or any of their respective Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, Holdco or any of their respective officers, directors or employees to the Board of Directors of either Parent or Holdco or any committee thereof or to the knowledge of Parent, to any director or officer of Parent or Holdco.

4.7                               Broker’s Fees.  None of Parent, Holdco or any of their respective Subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC and RBC Capital Markets, LLC.

4.8                               Absence of Certain Changes or Events.  Since October 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9                               Legal and Regulatory Proceedings.

(a)                                 None of Parent, Holdco or any of their respective Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Holdco or any of their respective Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Holdco, any of their respective Subsidiaries or the assets of Parent, Holdco or any of their respective Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

4.10                        Compliance with Applicable Law.

(a)                                 Parent, Holdco and each of their respective Subsidiaries hold, and have at all times since January 1, 2012 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), and to the knowledge of Parent, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened.  Parent, Holdco and each of their respective Subsidiaries have since January 1, 2012 complied in all material respects with and are not in material default or violation under any, law, statute, order, rule or regulation of any Governmental Entity applicable to them, including (to the extent applicable to Parent, Holdco or their respective Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of Parent’s Subsidiaries that is a U.S. insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.

(b)                                 Parent, Holdco and their respective Subsidiaries are and since January 1, 2012 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws.

4.11                        Reorganization.  Neither Parent nor Holdco has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12                        Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the F-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the F-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement or the F-4.

4.13                        Financing.  Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.14                        Agreements with Regulatory Agencies.  In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”),

nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

4.15                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by each of Parent and Holdco in this Article IV, none of Parent, Holdco or any other person makes any express or implied representation or warranty with respect to Parent, Holdco, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Holdco hereby disclaims any such other representations or warranties.

(b)                                 Each of Parent and Holdco acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business of Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld), (a) Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of Parent and Company shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                               Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a)                                 other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Company Subsidiary);

(b)                                 (i)                                     adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Company at a rate not in excess of $0.33 per share of Company Common Stock, (B) dividends paid by any Company Subsidiary to Company or any of its wholly owned Subsidiaries, (C) any required dividends on Company Preferred Stock or the preferred stock of any Company Subsidiary or (D) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)                               grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                              issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards (and dividend equivalents thereon, if any);

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d)                                 except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Company Subsidiary;

(e)                                  (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)                                   except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) except as would not in the aggregate result in an increase in costs from the date hereof that would be material to the Company or the Surviving Corporation, enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) except as would not in the aggregate result in an increase in costs from the date hereof that would be material to the Company or the Surviving Corporation, amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any employee in a position of Executive Vice President or above (including, for the avoidance of doubt, any officers) or whose target annual compensation (i.e., annual base salary plus annual target bonus opportunity, excluding commission-based incentives) is greater than $750,000, other than for cause, or (ix) hire any (A) employee who will have a position of Executive Vice President or above (including, for the avoidance of doubt, any officers) or whose target annual compensation (i.e., annual base salary plus annual target bonus opportunity, excluding commission-based incentives) is greater than $750,000 or (B) consultant (who is a natural person) who has target annual compensation greater than $500,000;

(g)                                  settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or affect the Merger and the other transactions contemplated hereby;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend the Company Certificate, Company Bylaws or comparable governing documents of its Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j)                                    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)                                 materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise;

(l)                                     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m)                             implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n)                                 (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice and in conformity with Company’s ordinary course lending policies and guidelines (including, in each case, with respect to loan amounts, security, collateral, loan terms, single name exposure limits and portfolio mix) in effect as of the date hereof;

(o)                                 make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)                                 make, or commit to make, any capital expenditures in excess of the amounts specified in the capital expenditure budget made available to Parent prior to the date hereof plus 10%;

(q)                                 other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or materially change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(r)                                    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(s)                                   knowingly take, or, to the extent feasible, fail to prevent, any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(t)                                    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3                               Parent and Holdco Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, each of Parent and Holdco shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld):

(a)                                 amend the Parent’s by-laws or the governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to holders of Parent Common Shares or that would materially impede Parent’s ability to consummate the transactions contemplated by this Agreement;

(b)                                 notwithstanding anything herein to the contrary, take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Company to recognize gain pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of  Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain), or, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action where such action or omission is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(c)                                  agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                   Regulatory Matters.

(a)                                 Parent and Company shall promptly prepare and file with the SEC, no later than thirty (30) days after the date of this Agreement, the Proxy Statement, and Parent shall promptly prepare and file with the SEC the F-4, in which the Proxy Statement will be included as a prospectus.  Each of Parent and Company shall use its reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and

Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30)  days after the date of this Agreement, Parent and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals.  Parent and Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals).  Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality and subject to applicable laws relating to the exchange of information.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; provided that Parent shall be permitted to redact from copies provided to Company of written materials submitted or intended for submission by Parent to OSFI, information relating to the business or operations of Parent to the extent that access to such information is not required for Company to reasonably assess the status of matters relating to consummation of the transactions contemplated by this Agreement, and Parent need not include Company in meetings, or portions of meetings, between Parent (or any of its affiliates) and OSFI in which the business or operations of Parent will be discussed with OSFI, provided that if such a discussion is germane to the status of matters relating to the consummation of the transactions contemplated by this Agreement, Parent will promptly inform Company of the occurrence of such a meeting and the general subject discussed and provide Company with summary information conveying the import of the matters discussed.

(c)                                  In furtherance and not in limitation of the foregoing, each of Parent and Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Company to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (with such materiality measured on a scale relative to Company and its Subsidiaries, taken as a whole), or (ii) result in an adverse impact on Parent’s status as a financial holding company under the BHC Act (a “Materially Burdensome Regulatory Condition”).

(d)                                 Parent and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the F-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  Each of Parent and Company agrees, as to itself and its Subsidiaries, (i) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the F-4 will, at the time the F-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading.  Each of Parent and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the F-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the F-4 or the Proxy Statement.

(e)                                  Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f)                                   Parent shall, and shall cause the Surviving Company to, comply with the “reporting requirements” of Treasury Regulations Section 1.367(a)-3(c)(6).

(g)                                  FIRPTA Certificate.  Company shall deliver to Parent, prior to the Closing, a statement in form and substance reasonably acceptable to Parent certifying that Company has at no time during the past five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.2                               Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and each shall reasonably cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, nondisclosure and similar agreements with service providers), and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent such information concerning its business, properties and personnel as Parent may reasonably request.  Parent shall use commercially reasonable efforts to minimize any interference with Company’s regular business operations during any such access.  Upon reasonable notice and subject to applicable laws, Parent shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available to the officers, employees, accountants, counsel, advisors and other representatives of Company such information concerning its businesses as is reasonably relevant to Company and its stockholders in connection with the transactions contemplated by this Agreement.  No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Each party shall hold all information furnished by or on behalf of it or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Nondisclosure Agreement, dated September 4, 2014, by and between Parent and Company (the “Confidentiality Agreement”).

(c)                                  No investigation by Parent, Company or their respective representatives pursuant to this Section 6.2 shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either Parent or Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                               Company Stockholder Approval.

(a)                                 Company shall take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its stockholder (the “Company Meeting”) to be held as soon as reasonably practicable after the F-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement.  The Board of Directors of Company shall use its reasonable best efforts to obtain from the stockholders of Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.  Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Requisite Company Vote.  However, subject to Sections 8.1 and 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by Company of an Acquisition Proposal that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal, it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, the Board of Directors of Company may submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of Company may not take any actions under this sentence unless (i) it gives Parent at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Company takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)                                 Company shall adjourn or postpone the Company Meeting, if, (i) as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at the Company Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation.  Company shall only be required to adjourn or postpone the Company Meeting twice pursuant to this Section 6.3(b)(ii).

6.4                               Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Parent and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5                               Stock Exchange Listing.  Parent shall cause the Parent Common Shares and the New Parent Preferred Shares to be issued in the Merger to be approved for listing on the NYSE and, in the case of such Parent Common Shares only, the TSX, in each case subject to official notices of issuance, prior to the Effective Time.

6.6                               Employee Benefit Plans.

(a)                                 During the period commencing at the Effective Time and ending on December 31, 2016 (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide (i) each employee of Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (a “Continuing Employee”) with (A) an annual base salary or base wage rate and  target annual bonus opportunity that are, in each case, no less favorable than that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time and (B) a long-term incentive opportunity (referred to by Parent as “equity-based deferred compensation”) that is substantially comparable to that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time and (ii) the Continuing Employees with employee benefits that are substantially comparable in the aggregate to those provided to such employees by Company and its Subsidiaries immediately prior to the Effective Time, it being understood that the health and welfare plans of the Company as in effect immediately prior to the Effective Time shall remain in effect for the duration of the Continuation Period subject to such modifications as are required by applicable Law or determined to be appropriate by the Chief Executive Officer of the Surviving Corporation.  During the Continuation Period, Parent shall continue to maintain or cause to be maintained, without amendment, Company’s severance policies and plans applicable to Continuing Employees immediately prior to the Effective Time as set forth on Section 6.6(a) of the Company Disclosure Schedule (the “Company Severance Plans”), and shall provide, or cause to be provided, to each Continuing Employee whose employment is terminated during the Continuation Period without “cause”, as such term is defined or concept is used for purposes of the applicable Company Severance Plan, or who otherwise experiences a severance-qualifying termination under the applicable Company Severance Plan, with the severance benefits specified in the applicable Company Severance Plan.

(b)                                 With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Company or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to:

(i) use commercially reasonable efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and (ii) recognize all service of each such employee with Company and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)                                  If requested by Parent in writing at least twenty (20) business days prior to the Closing Date, Company shall cause any 401(k) plan sponsored or maintained by Company or any of its affiliates (each, a “Company 401(k) Plan”) to be terminated effective immediately prior to the Closing Date and contingent upon the occurrence of the Closing.  In the event that Parent requests that any Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than the day immediately preceding the Closing Date and (ii) prior to the Closing Date and thereafter (as applicable), Company and Parent shall take any and all action as may be required, including amendments to each Company 401(k) Plan and/or the corresponding 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan upon receipt of a favorable IRS determination letter with respect to the termination of such Company 401(k) Plan.  If Parent requests termination of the Company 401(k) Plan prior to the Effective Time, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the Parent 401(k) Plan and, for the avoidance of doubt, would be eligible to receive the same employer matching contributions as provided to participants in the Parent 401(k) Plan generally.

(d)                                 Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries or fiduciaries of Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of Company or any Company Subsidiary or is or was a fiduciary of Company or any of its Subsidiaries under Company Benefit Plans or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby to the same extent as such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; and Parent shall also cause the Surviving Corporation to advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)                                 Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Company, in consultation with Parent may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)                                  The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8                               Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other party, at the expense of the party who makes any such request.

6.9                               Advice of Changes.  Each of Parent and Company shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VII to be satisfied or provide a basis for terminating this Agreement.

6.10                        Acquisition Proposals.

(a)                                 Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided notice to Parent of its intention to provide such information, and shall have provided such information to Parent if not previously provided to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company.  Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal.  Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Company shall use its reasonable best efforts, subject to applicable law, to (x) enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal, and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality, standstill or similar agreement.  Unless this Agreement is contemporaneously terminated in accordance with its terms, Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.10(a)) relating to any Acquisition Proposal).

(b)                                 As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of Company and its Subsidiaries or twenty percent (20%) or more of any class of voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent

(20%) of the consolidated assets of Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(c)                                  As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(d)                                 Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11                        Public Announcements.  Company and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, each of Company and Parent agrees to consult with the other and to obtain the advance approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12                        Change of Method.  Parent may at any time change the method of effecting the transactions contemplated hereby if and to the extent requested by Parent, and Company hereby agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring, including effecting the acquisition of Company by Parent through other affiliates of Parent; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Company’s stockholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.13                        Restructuring Efforts.  If Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to Company’s stockholders) and/or (in the case of Company) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.13) to its stockholders for approval or adoption.

6.14                        Takeover Statutes.  No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its respective board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15                        Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Parent and Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock, shares of Company Preferred Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or Company Preferred Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16                        Litigation and Claims.  Each of Parent and Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Company, as applicable, threatened against Parent, Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby.  Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17                        Company Debt.  Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of the Holdco, at or prior to the Effective Time, any supplements, amendments or other instruments required for the due assumption of Company’s outstanding 5.25% Senior Notes Due September 2020 (the “Company Senior Notes”), and (to the extent informed of such requirement by Company) other agreements to the extent required by the terms of the Company Senior Notes.

6.18                        Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, Company will furnish to Parent (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of Company and any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.19                        Dividend Reinvestment.  Company shall take all necessary action to terminate any dividend reinvestment plans and stock purchase plans effective as soon as possible after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof).  In addition, upon the effective termination of any dividend reinvestment plan, each participant’s account will continue to be maintained with Company’s transfer agent in accordance with the terms of such plan.  Cash will be paid in lieu of any fractional shares upon distribution.

6.20                        Post-Closing Matters.  The parties anticipate that, following the Closing,  the headquarters of Company Bank will remain in Los Angeles, California.

6.21                        Company Dividends.  After the date of this Agreement until the earlier of Closing or termination of this Agreement in accordance with its terms, Company shall coordinate with Parent regarding the record dates and payment dates for dividends in respect of Company Common Stock so that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any Parent Common Shares any such holder receives in exchange therefor in the Merger.

6.22                        Advisory Contract Consents.  Company shall cause each Advisory Entity to use reasonable best efforts to send to each Advisory Client a consent request (which consent request, to the extent permitted under applicable law and mutually agreed by Parent and Company, may be in the form of a negative consent request) to assignment of the applicable Advisory Contract to the extent required by law, which request shall be sent in a reasonably timely manner following the date hereof.  Company agrees to cause each Advisory Entity to use reasonable best efforts to obtain the consents of each Advisory Client to any assignment of the applicable Advisory Contract, to take effect upon the Closing.

6.23                        Internet Domain Names.  No later than thirty (30) days after the date of this Agreement, Company shall provide Parent with a complete and accurate list of the registrant and current owner of all internet domain names required to be listed on Section 3.19(a) of the Company Disclosure Schedule.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Stockholder Approval.  This Agreement shall have been adopted by the stockholders of Company by the Requisite Company Vote.

(b)                                 Stock Exchange Listing.  The Parent Common Shares and the New Parent Preferred Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE and, in the case of such Parent Common Shares only, the TSX, in each case subject to official notices of issuance.

(c)                                  F-4.  The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e)                                  Regulatory Approval.  (i) (x) All regulatory authorizations, consents, orders or approvals from the Federal Reserve Board and under the HSR Act and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2                               Conditions to Obligations of Parent and Holdco.  The obligation of Parent and Holdco to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Section 3.1(a), 3.1(b), Section 3.2(b), and Section 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company or the Surviving Corporation.  Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b)                                 Performance of Obligations of Company.  Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c)                                  Federal Tax Opinion.  Parent shall have received an opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that the Merger will not result in gain recognition to the holders of Company Common Stock pursuant to Section 367(a) of the Code (assuming that in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub, and Company.

7.3                               Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Holdco set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2(b) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably expected to have a Material Adverse Effect on Parent.  Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)                                 Performance of Obligations of Parent and Holdco.  Each of Parent and Holdco shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate to such effect from each of Parent and Holdco (i) signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent and (ii) signed on behalf of Holdco by the Chief Executive Officer and the Chief Financial Officer of Holdco.

(c)                                  Federal Tax Opinion.  Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Company, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that the Merger will not result in gain recognition to the holders of Company Common Stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of  Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain).  In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Company:

(a)                                 by mutual consent of Parent and Company in a written instrument;

(b)                                 by either Parent or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                  by either Parent or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)                                 by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and 60 days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period; or

(e)                                  by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, Company or the Board of Directors of Company (A) submits this Agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its stockholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or its obligations under Section 6.10; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of

Company recommends that the stockholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, Holdco, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement (which, in the case of Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Merger, including the loss of premium offered to such holders).

(b)                                 (i)                                     In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is fifteen (15) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $220,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(ii)                                  In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e) (or this Agreement is terminated pursuant to Section 8.1(c)) but at the time of such termination Parent could have terminated this Agreement pursuant to Section 8.1(e)), then Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

(c)                                  Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by Company under this Section 8.2 shall be equal to the Termination Fee, and in no event shall Company be obligated to pay the Termination Fee on more than one occasion.

(d)                                 Each of Parent and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the Termination Fee or any portion thereof, Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2                               Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Company; provided, however, that after the adoption of this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4                               Expenses.  Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Company, (ii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Company, to:

City National Corporation
555 South Flower St., 18th Floor
Los Angeles, CA 90071
	Attention:	Michael B. Cahill, General Counsel
	Facsimile:	(213) 673-0423

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Edward D. Herlihy & Nicholas G. Demmo
	Facsimile:	(212) 403-2207; (212) 403-2381

and

(b)	if to Parent or Holdco, to:

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza, South Tower, 30th Floor

Toronto, Ontario, Canada M5J 2J5
Attention:	Anthony Pagano, Chief Counsel, M&A
Facsimile:	(416) 955-2032

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Donald J. Toumey & C. Andrew Gerlach
Facsimile:	(212) 291-9156; (212) 291-9299

9.6                               Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Toronto, Canada are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.7                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8                               Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9                               Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10                        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11                        Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Except as provided in Section 6.7, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12                        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13                        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ROYAL BANK OF CANADA

By:	/s/ David I. McKay
	Name:	David I. McKay
	Title:	President and Chief Executive Officer

By:	/s/ Janice Fukakusa
	Name:	Janice Fukakusa
	Title:	Chief Administrative Officer and
Chief Financial Officer

CITY NATIONAL CORPORATION

By:	/s/ Russell D. Goldsmith
	Name:	Russell D. Goldsmith
	Title:	Chief Executive Officer and Chairman

RBC USA HOLDCO CORPORATION

By:	/s/ Roger Blissett
	Name:	Roger Blissett
	Title:	President

By:	/s/ Howard M. Sacarob
	Name:	Howard M. Sacarob
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]